EXHIBIT 8.1
LIST OF SIGNIFICANT SUBSIDIARIES

Name of the Entity	Place of Incorporation
Alphaville Urbanismo S.A.	Federative Republic of Brazil
Construtora Tenda S.A.	Federative Republic of Brazil